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                                 UNITED STATES                 OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION      OMB Number:
                                                               3235-0145
                             WASHINGTON, D.C. 20549            Expires: December
                                                               31, 2005
                                  SCHEDULE 13G                 Estimated average
                                 (RULE 13D-102)                burden hours per
                                                               response. . 11


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*

                              AMERICAN DAIRY INC.
                              -------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   025334103
                                   ---------
                                 (CUSIP Number)

                                   12/6/2004
                                   ---------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  025334103

         1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Pike Capital Partners, LP
                  16-1619246

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
                  INSTRUCTIONS)
                  (A)      [ ]
                  (B)      [ ]

         3.       SEC USE ONLY

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     1,357,144
BENEFICIALLY
OWNED BY          6.       SHARED VOTING POWER
EACH                       0
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER
                           1,357,144

                  8.       SHARED DISPOSITIVE POWER
                           0

         9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,357,144 consisting of (i) 821,429 shares of common stock and
                  (ii) warrants to purchase 535,715 shares of common stock.

         10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

         11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  9.6%

         12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  OO (limited partnership)

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ITEM 1.
         (A)      NAME OF ISSUER AMERICAN DAIRY INC.
         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  865 S. Figueroa Street, Suite 3340-A, Los Angeles, CA 90017

ITEM 2.
         (A)      NAME OF PERSON FILING
                  Pike Capital Partners, L.P.
         (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 275 Madison Avenue, Suite 418, New York, NY 10016
         (C)      CITIZENSHIP
                  DE
         (D)      TITLE OF CLASS OF SECURITIES
                  Common Stock
         (E)      CUSIP NUMBER
                  025334103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
         Not applicable

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ITEM 4.  OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

         (A)      AMOUNT BENEFICIALLY OWNED: 1,357,144
         (B)      PERCENT OF CLASS: 9.6%
         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,357,144
                  (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
                  (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF: 1,357,144
                  (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
Not Applicable

ITEM 10. CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 16th day of December, 2004

                                             NAME OF ENTITY FILING

                                             By: /s/ Daniel W. Pike
                                                 -------------------------------
                                                 Daniel W. Pike, Managing Member